Exhibit 1.1

EXECUTION VERSION

$360,000,000

21st CENTURY ONCOLOGY, INC.
(a Florida corporation)

11.00% Senior Notes due 2023

PURCHASE AGREEMENT

April 28, 2015

April 28, 2015

Morgan Stanley & Co. LLC

Deutsche Bank Securities Inc.
c/o                               Morgan Stanley & Co. LLC

1585 Broadway
New York, New York 10036

c/o                               Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

21st Century Oncology, Inc., a Florida corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”), for whom Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. are acting as Representatives (in such capacity, the “Representatives”), $360,000,000 aggregate principal amount of its 11.00%  Senior Notes due 2023 (the “Notes”) which will be unconditionally guaranteed on an unsecured basis as to principal, premium, if any, and interest (the “Guarantees”) by the guarantors named in Schedule II hereto (each individually, a “Guarantor” and collectively, the “Guarantors”). The Notes will be issued pursuant to an Indenture (the “Indenture”) dated as of the Closing Date (as defined in Section 2) among the Company and Wilmington Trust, National Association, as Trustee (the “Trustee”).

This Agreement, the Indenture and the Notes are hereinafter collectively referred to as the “Transaction Documents” and the execution and delivery of the Transaction Documents and the transactions contemplated herein and therein are hereinafter referred to as the “Transactions”.

The Notes (and the related Guarantees) will be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”), and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”).  The Initial Purchasers have advised the Company that they will offer and sell the Notes purchased by them hereunder in accordance with Section 3 hereof as soon as the Representatives deem advisable.

In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum, dated April 21, 2015 (the “Preliminary Memorandum”), the Offering Memorandum (as defined below) and a Final Memorandum (as defined below), dated the date hereof.  The Final Memorandum, the Preliminary Memorandum, and the Offering Memorandum are referred to herein as a “Memorandum”.  Each Memorandum sets forth certain information concerning the Company, the Guarantors, the Transaction Documents and the Transactions.  The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Offering Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Notes by the Initial Purchasers.

Prior to the time when the sales of the Notes were first made (the “Time of Sale”), the Company has prepared and delivered to the Initial Purchasers a pricing supplement (the “Pricing Supplement”) dated April 28, 2015.  The Pricing Supplement together with the Preliminary Memorandum is referred to herein as the “Offering Memorandum”.

Promptly after the Time of Sale and in any event no later than the second Business Day following the Time of Sale, the Company will prepare and deliver to each Initial Purchaser a Final Offering Memorandum (the “Final Memorandum”), which will consist of the Preliminary Offering Memorandum with such changes therein as are required to reflect the information contained in the Pricing Supplement, and from and after the time such Final Memorandum is delivered to each Initial Purchaser, all references herein to the Offering Memorandum shall be deemed to be a reference to both the Offering Memorandum and the Final Memorandum.

1.                                      Representations and Warranties of the Company and the Guarantors.  The Company and the Guarantors, jointly and severally, represent and warrant, and agree with each of the Initial Purchasers that:

(a)                                 The Preliminary Memorandum, the Offering Memorandum at the Time of Sale and at the Closing Date, and the Final Memorandum, together with any amendment or supplement thereto, do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations or warranties set forth in this paragraph shall not apply to statements in or omissions from any Memorandum made in reliance upon and in conformity with information furnished in writing to the Company by the Initial Purchasers expressly for use therein, as specified in Section 11.  The statistical and industry data included in each Memorandum are based on or derived from sources that the Company believes to be reliable and accurate.  The Company has not distributed or referred to and will not distribute or refer to any written communications (as defined in Rule 405 of the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Company or its agents and representatives (other than the communications referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Offering Memorandum, (ii) the Final Memorandum and (iii) the recorded electronic road show made available to investors (the “Recorded Road Show”); provided that the Company makes no representation or warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by or on behalf of such Initial Purchaser through the Representatives expressly for use in any Issuer Written Communication.  Any information in an Issuer Written Communication that is not otherwise included in the Offering Memorandum and the Final Memorandum does not conflict with the Offering Memorandum or the Final Memorandum and, each Issuer Written Communication, when taken together with the Offering Memorandum, does not at the Time of Sale and, when taken together with the Final Memorandum at the Closing Date, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 Each of the Company and the Guarantors has been duly organized and is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation or organization. Each of the Company and the Guarantors is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and the Guarantors taken as a whole.  “Material Adverse Effect” shall mean a material adverse change in or effect on or any development having a prospective material adverse effect on (i) the operations, properties, business condition (financial or otherwise), results of operations or management of the Company and the Guarantors and their subsidiaries, considered as one enterprise, whether or not in the ordinary course of business, or (ii) the ability of the Company and each Guarantor to perform its obligations under the Transaction Documents.

(c)                                  The Company and each Guarantor has full power (corporate and other) to own or lease its properties and conduct its business as described in each Memorandum; and the Company has full power (corporate and other) to enter into the Transaction Documents and to carry out all the terms and provisions hereof and thereof to be carried out by it.

(d)                                 The capitalization of the Company shall be as set forth in the Offering Memorandum under the heading “Capitalization”.  All of the subsidiaries of the Company are listed on Schedule III attached hereto (the “Subsidiaries”).  All of the issued shares of capital stock, or LLC interests, as applicable, of the Company and the Guarantors have been duly authorized and validly issued and are fully paid and nonassessable, if applicable, and are owned free and clear of all liens, encumbrances, equities or claims, except pursuant to the Company’s senior secured credit facility, as amended, or as otherwise disclosed in the Offering Memorandum; and none of the outstanding shares of capital stock of the Company and the Guarantors was issued in violation of the preemptive or other similar rights of any security holder of the Company and the Guarantors.

(e)                                  No subsidiary of the Company is prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as provided by applicable laws or regulations, by the Indenture or as disclosed in the Offering Memorandum.

(f)                                   Except for employee and director stock options or as otherwise disclosed in the Offering Memorandum, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue any such capital stock, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

(g)                                  Deloitte & Touche LLP, who has certified the historical consolidated financial statements included in the Offering Memorandum and delivered its report with respect to the audited historical consolidated financial statements in the Offering Memorandum, is an independent public accountant with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder.

(h)                                 The historical consolidated financial statements (including the notes thereto) of the Company and its consolidated subsidiaries in the Offering Memorandum fairly present in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated subsidiaries as of the dates and for the periods specified therein; since the date of the latest of such financial statements, there has been no change nor any development or event involving a prospective change which has had or could reasonably be expected to have a Material Adverse Effect; such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise expressly disclosed in the notes thereto) and comply as to form with the applicable accounting requirements of Regulation S-X under the Securities Act; the information set forth under the captions “Offering Memorandum Summary — Summary Historical Consolidated Financial and Other Data” and “Selected Historical Consolidated Financial Data” in the Offering Memorandum has been fairly extracted from the historical consolidated financial statements of the Company and its consolidated subsidiaries, fairly presents in all material respects the information included therein and has been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum.

(i)                                     Subsequent to the respective dates as of which information is given in the Offering Memorandum, (i) none of the Company and its subsidiaries have incurred any material liability or obligation, direct or contingent, or entered into any material transaction in each case not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock, and, except for regular quarterly dividends on the common stock, par value $0.0001 of the Company in amounts per share that are consistent with past practice, has not declared, paid or otherwise made any dividend or distribution of any kind on any class of its capital stock; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, except as disclosed in the Offering Memorandum.

(j)                                    The Company and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(k)                                 This Agreement has been duly authorized, executed and delivered by the Company and each Guarantor.

(l)                                     The Indenture and the Notes have been duly authorized by the Company and each Guarantor and, on the Closing Date, will have been duly executed and delivered by the Company and each Guarantor, and, assuming due authorization, execution and delivery thereof by the Trustee and the Initial Purchasers, respectively, as applicable, will constitute the legal, valid and binding obligations of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity; and the Indenture and the Notes will conform to the description thereof in the Offering Memorandum.

(m)                             Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers and to the subsequent purchasers in the manner contemplated by this Agreement and the Offering Memorandum to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,”).

(n)                                 The Notes have been duly authorized and, on the Closing Date, when executed and authenticated in the manner provided for in the Indenture and delivered to and paid for by the

Initial Purchasers as provided in this Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture; the Guarantees have been duly authorized and, on the Closing Date, upon the due issuance and delivery of the related Notes and the due endorsement of the Guarantees thereon, will have been duly executed, endorsed and delivered and will constitute valid and legally binding obligations of each of the Guarantors, and will be entitled to the benefits of the Indenture; and the Notes will conform in all material respects to the descriptions thereof in the Offering Memorandum.

(o)                                 The execution, delivery and performance by the Company and each Guarantor of this Agreement and the other Transaction Documents, the issuance and sale of the Notes and the compliance by the Company and each Guarantor with all of the provisions of the Notes, the Indenture and this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate or conflict with the certificate of incorporation or by-laws of the Company or any of its subsidiaries; (ii) conflict with, result in a breach or violation of, or constitute a default under, any indenture, mortgage, deed of trust or loan agreement, stockholders’ agreement or any other agreement or instrument to which the Company or any of its subsidiaries or any other Guarantor is a party or by which the Company or any of its subsidiaries or any other Guarantor is bound or any of their respective properties are subject to or any other Guarantor, or any statute, rule or regulation or any judgment, order or decree of any governmental authority or court or any arbitrator applicable to the Company or any of its subsidiaries or any other Guarantor, except in the case of this clause (ii) for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (iii) (assuming, as to matters of fact, the accuracy of the representations and warranties of the Initial Purchasers contained in Section 3 hereof), require the consent, approval, authorization, order, registration or filing or qualification with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company or any of its subsidiaries or any other Guarantor, except where the failure to obtain such consents, approvals, authorizations, orders, registrations, filings or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)                                 No legal or governmental proceedings or investigations are pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries or any other Guarantor is a party or to which any of the properties of the Company or any of its subsidiaries or any other Guarantor is subject, other than proceedings accurately described in the Preliminary Memorandum and the Offering Memorandum and such proceedings or investigations that would not, singly or in the aggregate, result in a Material Adverse Effect.

(q)                                 There are no relationships, direct or indirect, between or among the Company or any of its subsidiaries or any other Guarantor, on the one hand, and the respective directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries or any other Guarantor, on the other hand, that would be required by the Securities Act to be disclosed in a prospectus were the Notes being issued and sold in a public offering registered on Form S-1 under the Securities Act that are not so disclosed in the Offering Memorandum; and there are no contracts or other documents that would be required by the Securities Act to be disclosed in a prospectus were the Notes being issued and sold in a public offering registered on Form S-1 under the Securities Act that are not so disclosed in the Offering Memorandum.

(r)                                    Each of the Company and each Guarantor is not now nor after giving effect to the issuance of the Notes and the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby or described in the Preliminary Memorandum or the Offering Memorandum, will be (i) insolvent, (ii) left with unreasonably small capital with which to engage in its anticipated business or (iii) incurring debts or other obligations beyond its ability to pay such debts or obligations as they become due.

(s)                                   The Company and its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) have not distributed and, prior to the later of (i) the Closing Date and (ii) the completion of the distribution of the Notes, will not distribute any offering material in connection with the offering and sale of the Notes other than the Preliminary Memorandum, the Offering Memorandum or any amendment or supplement thereto.

(t)                                    The Company and its subsidiaries have not sustained, since the date of the latest audited historical consolidated financial statements included in the Offering Memorandum (exclusive of any amendment or supplement thereto), any material loss or interference with its business or properties from fire, explosion, flood, accident or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree (whether domestic or foreign) otherwise than as set forth in the Offering Memorandum (exclusive of any amendment or supplement thereto); and, since such date, there has not occurred any change or development having a Material Adverse Effect.

(u)                                 The statements set forth in the Offering Memorandum under the caption “Description of Notes”, insofar as they purport to constitute a summary of the terms of the Notes, and under the captions “Certain Relationships and Related Party Transactions”, “Description of Other Indebtedness”, “Certain United States Federal Income Tax Considerations” and “Business—Government Regulations”, insofar as they purport to summarize the provisions of the laws and documents referred to therein, fairly and accurately, in all material respects, summarize the subject matter thereof.

(v)                                 The Company and its subsidiaries and each other Guarantor have good and marketable title in fee simple to all items of real property and good and marketable title to all personal property owned by each of them except as set forth in the Offering Memorandum, free and clear of any pledge, lien, encumbrance, security interest or other defect or claim of any third party, except (x) as set forth in the Offering Memorandum or (y) to the extent the failure to have such title or the existence of such pledges, liens, encumbrances, security interests or other defects or claims would not, individually or in the aggregate, reasonably be expected to have a  Material Adverse Effect.  Any property leased by the Company and its subsidiaries and each other Guarantor is held under valid, subsisting and enforceable leases, and there is no default under any such lease or any other event that with notice or lapse of time or both would constitute a default thereunder, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The assets and properties owned, leases or otherwise used by the Company and the subsidiaries are in good repair, working order and condition (reasonable wear and tear), except those which would not reasonably be expected to result in a Material Adverse Effect.

(w)                               Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its subsidiaries for employees or former employees of the Company and its subsidiaries has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to

ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where the failure to so maintain such plans could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption, except such transactions as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; for each pension plan, within the meaning of Section 3(2) of the ERISA that is maintained, administered or contributed to by the Company or any of its affiliates, and that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no failure to satisfy the minimum funding standard under Section 412 of the Code has occured, whether or not waived, except where such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and for each such pension plan the present value of all benefits accrued under such pension plan does not exceed the fair market value of the assets of each such plan, determined using reasonable actuarial assumptions, by an amount that could individually or in the aggregate, have a Material Adverse Effect if such pension plans were terminated.

(x)                                 Except as disclosed in each Memorandum, no labor dispute with the employees of the Company or any of its subsidiaries or any other Guarantor exists or, to the Company’s knowledge, is imminent or is threatened, which would reasonably be expected to have a Material Adverse Effect.

(y)                                 Except as disclosed in the Offering Memorandum, no proceedings for the merger, consolidation, liquidation or dissolution of the Company or the sale of all or a material part of the assets of the Company and its subsidiaries is pending or contemplated, and other than as disclosed in the Offering Memorandum, since the date of the most recent historical consolidated financial statements included in the Offering Memorandum, the Company has not executed a definitive agreement that provides for a material acquisition by the Company.

(z)                                  Except as disclosed in the Offering Memorandum, no proceedings for the merger, consolidation, liquidation or dissolution of the Company or any Guarantor or the sale of all or a material part of the assets of the Company and its subsidiaries or any Guarantor is pending or contemplated, and other than as disclosed in the Offering Memorandum, since the date of the most recent historical consolidated financial statements included in the Offering Memorandum, neither the Company nor any Guarantor has executed a definitive agreement that provides for a material acquisition by the Company or any Guarantor.

(aa)                          The Company and each of its subsidiaries and each other Guarantor owns or otherwise possesses adequate rights to use all material patents, trademarks, service marks, trade names and copyrights, all applications and registrations for each of the foregoing, and all other material proprietary rights and confidential information necessary to conduct their respective businesses as currently conducted; none of the Company or any of its subsidiaries or any other Guarantor has received any notice, or is otherwise aware, of any infringement of or conflict with the rights of any third party with respect to any of the foregoing, which infringement or conflict, if the subject of an unfavorable decision, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(bb)                          The Company and each of its subsidiaries and each other Guarantor is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are prudent in the business in which it is engaged; and none of the Company or any of its subsidiaries or any other Guarantor has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their respective businesses at a cost that would not have a Material Adverse Effect.

(cc)                            The Company and each of its subsidiaries and each other Guarantor has complied with all laws, ordinances, regulations and orders applicable to the Company and its subsidiaries and each other Guarantor, and their respective businesses, and none of the Company or any of its subsidiaries or any other Guarantor has received any notice to the contrary; and each of the Company and its subsidiaries and each other Guarantor possesses all certificates, authorizations, permits, licenses, approvals, orders and franchises (collectively, “Licenses”) necessary to own and lease their property and conduct their respective businesses in the manner and to the full extent now operated or proposed to be operated as described in the Offering Memorandum, in each case issued by the appropriate federal, state, local or foreign governmental or regulatory authorities (collectively, the “Agencies”), including, without limitation, the United States Department of Health and Human Services and each other federal, state and local agency the regulations of which are applicable to the businesses or products of the Company and its subsidiaries and each other Guarantor including, without limitation, those adopted pursuant to the Health Information Portability and Accountability Act (“HIPAA”), except with respect to any of the foregoing in this Section 1(cc) where the failure to so comply or to possess such Licenses could not have a Material Adverse Effect.  The Licenses are in full force and effect and no proceeding has been instituted or, to the Company’s knowledge, is threatened or contemplated which in any manner materially affects or materially calls into question the validity or effectiveness thereof.  The Licenses contain no material restrictions, except for restrictions applicable to the healthcare industry generally, that materially impair the ability of the Company and its subsidiaries and any other Guarantor to conduct their respective businesses as described in the Offering Memorandum.

(dd)                          The operation of the healthcare business of the Company and its subsidiaries and each other Guarantor in the manner and to the full extent now operated or proposed to be operated as described in the Offering Memorandum is in accordance with the Licenses, HIPAA and all orders, rules and regulations of the Agencies, and no event has occurred which permits (nor has an event occurred which with notice or lapse of time or both would permit) the revocation or termination of any necessary Licenses or which might result in any other impairment of the rights of the Company therein or thereunder, and the Company and each of its subsidiaries and each other Guarantor is in compliance in all material respects with all statutes, orders, rules and regulations of the Agencies relating to or affecting its healthcare operations, except with respect to any of the foregoing in this Section 1(dd) where the failure to so comply or such revocation, termination or impairment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ee)                            Except as described in the Offering Memorandum, all of the radiation facilities operated by the Company and each of its subsidiaries and each other Guarantor are qualified for participation in all federal healthcare programs in which they participate, including the Medicare programs, the Medicaid programs and the Tricare programs in which they participate (together with their respective intermediaries or carriers, the “Government Reimbursement Programs”) and are entitled to reimbursement under the Medicare program for services rendered to qualified Medicare beneficiaries, and comply in all material respects with the conditions of participation in all Government Reimbursement Programs in which they participate or have participated, except for such failures to be qualified or to be entitled to reimbursement or to comply which would not, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed in the Offering Memorandum, there is no pending or, to the knowledge of the Company or the Guarantors, threatened or contemplated proceeding or investigation by any of the Government Reimbursement Programs with respect to (i) the Company and each of its subsidiaries’ qualification or right to participate in any Government Reimbursement Program in which they participate or have participated, (ii) the compliance or non-compliance by the Company and each of its subsidiaries with the terms or provisions of any Government Reimbursement Program in which they participate or have participated, or (iii) the right of the Company and each of its subsidiaries to receive or retain amounts received or due or to become due from any Government Reimbursement Program in which they participate or have participated, which proceeding or investigation, together with all other such proceedings and investigations, would reasonably be expected to, individually or in the aggregate have a Material Adverse Effect.  For purposes of this Agreement, “Medicaid” means any state-operated means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. §1396 et seq.), “Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. §1395 et seq.) and “Tricare” means the healthcare program established by the U.S. Department of Defense under Title 10, Subtitle A, Part II, Chapter 55 (10 U.S.C. §1071 et seq.) for members of the military, military retirees, and their dependants, and includes the competitive selection of contractors to financially underwrite the delivery of healthcare services under the Civilian Health and Medical Program of the Uniformed Services.

(ff)                              Neither the Company nor any of its subsidiaries nor any other Guarantor, nor any of their respective officers or directors has, on behalf of the Company or any of its subsidiaries nor any other Guarantor, (A) knowingly or willfully violated the federal Medicare and Medicaid statutes, 42 U.S.C. §1320a-7c, or 1320a-7b or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, including but not limited to the following:  (i) knowingly or willfully made or caused to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly or willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) knowingly or willfully failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly or willfully solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or soliciting to receive such remuneration (x) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, Tricare or other applicable government payers, or (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid, Tricare or other applicable government payers, (B) knowingly or willfully presented or caused to be presented a claim for a medical or other item or service that was not provided as claimed, or is for a medical or other item or service and the person knew or should have known the claim was false or fraudulent, or (C) knowingly or willfully presented or caused to be presented a claim to any individual, third party payor or other entity for a designated health service furnished pursuant to a referral by a physician if the physician had a financial relationship the Company or any of its subsidiaries for which there was no permissible exception, except in the case of each of (A), (B) and (C) as described in the Offering Memorandum or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as described in the Offering Memorandum, neither the Company nor any of its subsidiaries has, nor have any of their respective officers or directors, on behalf of the Company or any of its subsidiaries, violated the Federal False Claims Act, 31 U.S.C. §3729, including without limitation (i) knowingly presenting or causing to be presented to a government official a false claim for payment or approval, (ii) knowingly made, used or caused to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government, or (iii) conspired to defraud the government by getting a false or fraudulent claim paid; or violated 42 U.S.C.; §1395nn or any regulations promulgated pursuant thereto (collectively, the “Stark Law”), including, without limitation, presenting or causing to be presented a claim under Medicare or Medicaid or billing any individual, third party payor, or other entity, for any “designated health service” (as defined in the Stark Law) payable by Medicare or Medicaid for a referral for the designated health service made by a physician that had (or whose immediate family member had) a financial relationship with the Company or any of its subsidiaries that did not meet a Stark Law exception, except in the case of each of (i), (ii) and (iii) as described in the Offering Memorandum or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, none of the Company or the Company’s subsidiaries has violated 18 U.S.C. § 1347 including, but not limited to, knowingly and willfully executing or attempting to execute a scheme or artifice by means of false or fraudulent pretenses (i) to defraud any health care benefit program, or (ii) to obtain, any money or property owned by, under the custody or control of , any health benefit program, except as described in the Offering Memorandum or as as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(gg)                            (i)  The Company and each of its subsidiaries and each other Guarantor is and has been in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders, judgments, decisions, decrees, standards, and requirements relating to:  human health and safety; pollution; management, disposal or release of any chemical substance, product or waste; and protection, cleanup, remediation or corrective action relating to the environment or natural resources (“Environmental Law”);

(ii)                                  The Company and each of its subsidiaries and each other Guarantor has obtained and is in compliance with the conditions of all permits, authorizations, licenses, approvals and variances necessary under any Environmental Law for the continued conduct in the manner now conducted of their respective businesses (“Environmental Permits”);

(iii)                               There are no past or present conditions or circumstances, including but not limited to pending changes in any Environmental Law or Environmental Permits, that are likely to interfere with the conduct of the business of the Company and its subsidiaries and each other Guarantor in the manner now conducted or which would interfere with compliance with any Environmental Law or Environmental Permits; and

(iv)                              There are no past or present conditions or circumstances at, or arising out of, their respective businesses, assets and properties of the Company and each of its subsidiaries and each other Guarantor or to the Company’s knowledge any business, assets or properties formerly leased, operated or owned by the Company or any of its subsidiaries or any other Guarantor, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to:  (i) liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law; (ii) claims arising under any Environmental Law for personal injury, property damage, or damage to natural resources; (iii) liabilities or obligations incurred by the Company or its subsidiaries or any other Guarantor to comply with any Environmental Law; or (iv) fines or penalties arising under any Environmental Law;

except in each case for any noncompliance or conditions or circumstances that, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(hh)                          (i) Neither the Company nor any Guarantor is in violation of its certificate of incorporation or its bylaws, and (ii) no default or breach exists, and no event has occurred that, with notice or lapse of time or both, would constitute a default in the due performance and observation of any term, covenant or condition of any indenture, mortgage, deed of trust, lease, loan agreement, stockholders’ agreement or any other agreement or instrument to which the Company or any of its subsidiaries or any other Guarantor is a party or by which the Company or any of its subsidiaries or any other Guarantor is bound or to which any of their respective properties are subject, except in the case of clause (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)                                  The Company and each of its subsidiaries and each other Guarantor has filed all foreign, federal, state and local tax returns that are required to be filed (taking into account any valid extensions) and has paid all taxes required to be paid by it and any other assessment, fine or penalty related to taxes levied against it, to the extent that any of the foregoing is due and payable, except for any such taxes, assessment, fine or penalty that is currently being contested in good faith and for which the Company and its subsidiaries and each other Guarantor retains adequate reserves in accordance with generally accepted accounting principles (“GAAP”) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries and each other Guarantor has made adequate charges, accruals and reserves in accordance with GAAP in respect of any taxes, other assessment, fine or penalty related to taxes for all periods as to which the tax liability of the Company or any of its subsidiaries or other Guarantor has not been finally determined, and there is no tax deficiency, assessment or claim that has been asserted against the Company, any of its subsidiaries or any other Guarantor, except in each case, as would not reasonably be expected to have a Material Adverse Effect.

(jj)                                Except as disclosed in the Offering Memorandum, there are no contracts, agreements or understandings between the Company or any of its subsidiaries or any other Guarantor and any person granting such person the right to require the Company or any of its subsidiaries or any other Guarantor to file a registration statement under the Securities Act or to require the Company to include any securities held by any person in any registration statement filed by the Company under the Securities Act.

(kk)                          Neither the Company nor any Guarantor is, nor after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Memorandum will be, an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ll)                                  Within the preceding six months, none of the Company or any of its Affiliates has, directly or through any agent, made offers or sales of any security of the Company, or solicited offers to buy or otherwise negotiated in respect of any securities of the Company of the same or a similar class as the Notes, other than the Notes offered or sold to the Initial Purchasers hereunder.

(mm)                  None of the Company or any of its Affiliates has, directly or through any person acting on its or their behalf (other than the Initial Purchasers, as to which no statement is made), offered, solicited offers to buy or sold the Notes by any form of general solicitation or general advertising (within the meaning of Regulation D) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(nn)                          None of the Company, any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers, as to which no statement is made), has engaged in any directed selling efforts with respect to the Notes, and each of them has complied with the offering restrictions requirement of Regulation S under the Securities Act (“Regulation S”).  Terms used in this paragraph have the meanings given to them by Regulation S.

(oo)                          None of the Company or any of its Affiliates has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes; nor has the Company or any of its Affiliates paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated by this Agreement).

(pp)                          The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(qq)                          Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 3 hereof and compliance by the Initial Purchasers with the procedures set forth in Section 3 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and disclosed in each Memorandum to register the Notes or the related Guarantees under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(rr)                                None of the Transactions (including, without limitation, the use of proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(ss)                              Except as disclosed in the Offering Memorandum, there are no agreements, arrangements or understandings that will require the payment of any commissions, fees or other remuneration to any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement.

(tt)                                The Company does not intend to treat any of the transactions contemplated by the Transaction Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Company determines to take any action inconsistent with such intention, it will promptly notify the Representatives thereof.  Accordingly, the Company acknowledges that one or more of the Initial Purchasers may not treat its purchase and resale of Notes as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Initial Purchaser or Initial Purchasers, as applicable, will maintain the lists and other records required by such Treasury Regulation.

(uu)                          None of the Company, its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries, has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the

“FCPA”) or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, making, offering, agreeing, requesting or taking an act in furtherance of an unlawful bribe or other unlawful benefit; making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of any money, or other property, gift, promise to give, or authorization of the giving of gifts or anything else of value to any “foreign official” (as such term is defined in the FCPA) (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official thereof or any candidate for foreign political office, in contravention of the FCPA); and the Company and its subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such laws.

(vv)                          The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ww)                      (i) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently:

(A)                               the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”), nor

(B)                               located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(ii)                                  The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)                               to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)                               in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)                               For the past 5 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

Each certificate signed by any officer of the Company or the Guarantors and delivered to the Initial Purchasers or their counsel shall be deemed to be a representation and warranty by the Company or the Guarantors, as the case may be, to the Initial Purchasers as to the matters covered thereby.

2.                                      Purchase, Sale and Delivery of the Notes.  On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell $360,000,000 aggregate principal amount of Notes, and each of the Initial Purchasers, severally and not jointly, agree to purchase from the Company the principal amount of Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto at a purchase price equal to 98.25% of the principal amount thereof (the “Purchase Price”).  One or more certificates in definitive form or global form, as instructed by the Representatives for the Notes that the Initial Purchasers have severally agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Representatives request upon notice to the Company not later than one full business day prior to the Closing Date (as defined below), shall be delivered by or on behalf of the Company to the Representatives for the respective accounts of the Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Notes to the Initial Purchasers duly paid, against payment by or on behalf of the Initial Purchasers of the Purchase Price therefor by wire transfer in Federal or other funds immediately available to the account of the Company.  Such delivery of and payment for the Notes shall be made at the offices of Cahill Gordon & Reindel LLP (“Counsel for the Initial Purchasers”), 80 Pine St, New York, NY 10005 at 10:00 A.M., New York City time, on April 30, 2015, or at such other place, time or date as the Representatives and the Company may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date”.  The Company will make such certificate or certificates for the Notes available for examination by the Initial Purchasers at the New York City, New York offices of Counsel for the Initial Purchasers not later than 10:00 A.M., New York City time on the business day prior to the Closing Date.

3.                                      Offering of the Notes and the Initial Purchasers’ Representations and Warranties.  Each of the Initial Purchasers, severally and not jointly, represents and warrants to and agrees with the Company and the Guarantors that:

(a)                                 It is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”).

(b)                                 It will solicit offers for such Notes only from, and will offer such Notes only to, persons that it reasonably believes to be (A) in the case of offers inside the United States,  QIBs or (B) in the case of offers outside the United States, to persons other than U.S. persons (“foreign purchasers”, which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Notes are deemed to have represented and agreed as provided in the Offering Memorandum under the caption “Notice to Investors”.

(c)                                  It will not offer or sell the Notes using any form of general solicitation or general advertising (within the meaning of Regulation D) or in any manner involving a public offering within the meaning of Section 4(a)(2) under the Securities Act.

(d)                                 With respect to offers and sales outside the United States:

(i)                  at or prior to the confirmation of any sale of any Notes sold in reliance on Regulation S, it will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period (as defined in Regulation S) a confirmation or notice substantially to the following effect:

“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, (i) as part of their distribution at any time; or (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes and the date of original issuance of the Notes, except in either case in accordance with Regulation S or Rule 144A under the Securities Act.  Terms used above have the meanings given to them by Regulation S.”; and

(ii)               such Initial Purchaser has offered the Notes and will offer and sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 3(b); accordingly, such Initial Purchaser has not engaged nor will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and such Initial Purchasers has complied and will comply with the offering restrictions requirements of Regulation S.

Terms used in this Section 3(d) have the meanings given to them by Regulation S.

4.                                      Covenants of the Company.  The Company covenants and agrees with the Initial Purchasers that:

(a)                                 The Company will prepare the Offering Memorandum and the Final Memorandum in the form approved by the Representatives and will not amend or supplement the Offering Memorandum or the Final Memorandum or otherwise distribute or refer to any “written communication” (as defined under Rule 405 of the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities (other than the Offering Memorandum, the Recorded Road Show and the Final Memorandum) without first furnishing to the Representatives a copy of such proposed amendment or supplement and will not use or file any amendment or supplement to which the Representatives may reasonably object.

(b)                                 The Company will furnish to the Initial Purchasers and to Counsel for the Initial Purchasers concurrently with the Time of Sale and during the period referred to in paragraph (c) below, without charge, as many copies of the Offering Memorandum, any Issuer Written Communication and the Final Memorandum and any amendments and supplements thereto as they reasonably may request.

(c)                                  At any time prior to the completion of the distribution of the Notes by the Initial Purchasers, if any event occurs or condition exists as a result of which the Offering Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any Issuer Written Communication would conflict with the Offering Memorandum as then amended or supplemented, or if it should be necessary to amend or supplement the Offering Memorandum or any Issuer Written Communication, to comply with applicable law, the Company will promptly (i) notify the Initial Purchasers of the same; (ii) subject to the requirements of paragraph (a) of this Section 4, prepare and provide to the Initial Purchasers, at its own expense, such amendments or supplements to any of the Offering Memorandum or any Issuer Written Communication, so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances when the Offering Memorandum, is delivered to a purchaser, be misleading or so that any Issuer Written Communication will not conflict with the Offering Memorandum or so that the Offering Memorandum or any Issuer Written Communication as so amended or supplemented will comply with applicable law; and (iii) supply any supplemented or amended Offering Memorandum or Issuer Written Communication, to the Initial Purchasers and Counsel for the Initial Purchasers, without charge, in such quantities as may be reasonably requested.

(d)                                 The Company will (i) cooperate with the Initial Purchasers in arranging for the qualification of the Notes and the Guarantees for sale by the Initial Purchasers under the laws of such jurisdictions as the Representatives may designate and (ii) maintain such qualifications for so long as required to complete the resale of the Notes by the Initial Purchasers; provided, however, that neither the Company nor the Guarantors shall be required to qualify as a foreign corporation or to take any action that would subject it to general service of process or subject itself to taxation in any jurisdiction where it is not presently qualified or so subject.  The Company will promptly advise the Initial Purchasers of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(e)                                  At any time prior to the completion of the distribution of the Notes by the Initial Purchasers, the Company will deliver to the Initial Purchasers such additional information concerning the business and financial condition of the Company as the Initial Purchasers may from time to time reasonably request and whenever it or any of its subsidiaries publishes or makes available to the public (by filing with any regulatory authority or securities exchange or by publishing a press release or otherwise) any information that would reasonably be expected to be material in the context of the issuance of the Notes under this Agreement, shall promptly notify the Initial Purchasers as to the nature of such information or event.  The Company will likewise notify the Initial Purchasers of (i) any decrease in the rating of the Notes or any other debt securities of the Company by any nationally recognized statistical rating organization (as defined in Rule 436(g)(2) under the Securities Act) or (ii) any notice or public announcement given of any intended or potential decrease in any such rating or that any such securities rating agency has under surveillance or review, with possible negative implications, its rating of the Notes, as soon as the Company becomes aware of any such decrease, notice or public announcement.  The Company will also, for a period of two years from the Closing Date, deliver to the Initial Purchasers, as soon as available and without request, copies of any reports and financial statements furnished to or filed with the Commission (except to the extent otherwise available on EDGAR).

(f)                                   The Company will not, and will not permit any person that is an Affiliate at such time (or has been an Affiliate within the three months preceding such time) to, resell any of the Notes that have been acquired by any of them, other than pursuant to an effective Registration Statement under the Securities Act or in accordance with Rule 144 under the Securities Act.

(g)                                  None of the Company or any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers or any of their respective Affiliates, as to which no statement is made) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act.

(h)                                 None of the Company or any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers or any of their respective Affiliates, as to which no statement is made), will solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising (within the meaning of Regulation D) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(i)                                     None of the Company or any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers or any of their respective Affiliates, as to which no statement is made), will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and each of them will comply with the offering restrictions requirements of Regulation S.

(j)                                    None of the Company or any of its Affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers or any of their respective Affiliates, as to which no statement is made), will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any securities of the same or a similar class as the Notes, other than the Notes offered or sold to the Initial Purchasers hereunder in a manner which would require the registration under the Securities Act of the Notes.

(k)                                 So long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, at any time that the Company is not then subject to Section 13 or 15(d) of the Exchange Act, the Company will provide at its expense to each holder of the Notes and to each prospective purchaser (as designated by such holder) of the Notes, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act.  (This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders from time to time, of the Notes.)

(l)                                     The Company will apply the net proceeds from the sale of the Notes as set forth under “Use of Proceeds” in the Offering Memorandum.

(m)                             Until completion of the distribution, neither the Company nor any of its Affiliates will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(n)                                 Each Note will bear a legend substantially to the following effect until such legend shall no longer be necessary or advisable because the Notes are no longer subject to the restrictions on transfer described therein:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF,

THE SECURITIES ACT, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND IN ACCORDANCE WITH THE TRANSFER RESTRICTIONS CONTAINED IN THE INDENTURE UNDER WHICH THIS NOTE WAS ISSUED.  THE HOLDER OF THE NOTE WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY A PROPOSED TRANSFEREE OF THE NOTICE OF THE RESALE RESTRICTIONS APPLICABLE TO THE NOTE.

(o)                                 The Company will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company substantially similar to the Notes (other than the Notes offered pursuant to this Agreement) for a period of 90 days after the date hereof, without the prior written consent of the Representatives.

(p)                                 The Company will, promptly after it has notified the Representatives of any intention by the Company to treat the Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), deliver a duly completed copy of IRS Form 8886 or any successor form to the Representatives.

(q)                                 The Company and the Guarantors acknowledge and agree that the Initial Purchasers are acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Guarantors with respect to the offering of the Notes and the Guarantees contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person.  Additionally, no Initial Purchaser is advising the Company, the Guarantors or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company and the Guarantors shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchasers shall have no responsibility or liability to the Company or the Guarantors with respect thereto. Any review by the Initial Purchasers of the Company or the Guarantors, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of the Company or the Guarantors.

5.                                      Expenses.

(a)                                 The Company and each Guarantor will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including:  (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Notes and all other fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Notes to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Notes under state securities laws and all expenses in connection with the qualification of the Notes for offer and sale under state securities laws as provided in Section 4(d) hereof, including filing fees and the reasonable fees and disbursements of Counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Notes, (v) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vi) the cost of the preparation, issuance and delivery of the Notes, (vii) 50% of all costs and expenses incurred by the Company relating to investor presentations, including any “road show” presentations undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, and the cost of any aircraft chartered in connection with the road show, and (viii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.

(b)                                 If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because this Agreement is terminated pursuant to Section 9 hereof or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers upon demand for all reasonable and documented out-of-pocket expenses (including counsel fees and disbursements) that shall have been incurred by them in connection with the proposed purchase and sale of the Notes.

6.                                      Conditions to the Initial Purchasers’ Obligations.  The obligations of the several Initial Purchasers to purchase and pay for the Notes shall be subject to the accuracy of the representations and warranties of the Company and each Guarantor in Section 1 hereof, in each case as of the date hereof and as of the Closing Date, as if made on and as of the Closing Date, to the accuracy of the statements of the Company’s and the Guarantors’ officers made pursuant to the provisions hereof, to the performance by the Company and each Guarantor of its covenants and agreements hereunder and to the following additional conditions:

(a)                                 The Initial Purchasers shall have received an opinion, dated the Closing Date, of each of (i) Kirkland & Ellis LLP counsel for the Company with respect to corporate matters in the form of Exhibit A, (ii) K&L Gates LLP, special healthcare counsel to the Company in form and substance reasonably satisfactory to the Initial Purchasers, (iii) Holland & Knight, special counsel to the Company and the Guarantors with respect to Florida law matters in form and substance reasonably satisfactory to the Initial Purchasers, (iv) Hooper, Lundy & Bookman, PC, special counsel to the Company and the Guarantors with respect to California law matters in form and substance reasonably satisfactory to the Initial Purchasers, (v) Ober Kaler, special counsel to the Company and the Guarantors with respect to Maryland law matters in form and substance reasonably satisfactory to the Initial Purchasers, (vi) Warner Norcross & Judd, LLP, special counsel to the Company and the Guarantors with respect to Michigan law matters in form and substance reasonably satisfactory to the Initial Purchasers, (vii) Sklar Williams PLLC, special counsel to the Company and the Guarantors with respect to Nevada law matters in form and substance reasonably satisfactory to the Initial Purchasers, (viii) Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., special counsel to the Company and the Guarantors with respect to North Carolina law matters in form and substance reasonably satisfactory to the Initial Purchasers and (ix) Womblye Carlyle Sandridge & Rice, special counsel to the Company and the Guarantors with respect to South Carolina law matters in form and substance reasonably satisfactory to the Initial Purchasers.

(b)                                 The Initial Purchasers shall have received an opinion, dated the Closing Date, of Cahill Gordon & Reindel LLP, Counsel for the Initial Purchasers, with respect to the issuance and sale of the Notes and such other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as it may reasonably request for the purpose of enabling it to pass upon such matters.  In rendering such opinion, Cahill

Gordon & Reindel LLP shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

(c)                                  The Initial Purchasers shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance reasonably satisfactory to the Initial Purchasers and Counsel for the Initial Purchasers, from Deloitte & Touche LLP, independent registered public accounting firms, respectively, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters.  The comfort letter to be provided by Deloitte & Touche LLP will be issued with respect to the historical consolidated financial statements of 21st Century Oncology Holdings, Inc. and certain financial information contained in the Offering Memorandum, and their procedures shall extend to financial information in the Final Memorandum not contained in the Preliminary Memorandum.  In such letter they shall include a “cut-off date” within five business days of the date of such letter.  References to the Offering Memorandum in this paragraph (c) with respect to the letter referred to above shall include any amendment or supplement thereto at the date of such letter.

(d)                                 (i) None of the Company nor any of its subsidiaries nor any other Guarantor, shall have sustained, since the date of the latest audited historical consolidated financial statements included in the Offering Memorandum (exclusive of any amendment or supplement thereto), any loss or interference with their respective businesses or properties from fire, explosion, flood, accident or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree (whether domestic or foreign) otherwise than as set forth in the Offering Memorandum (exclusive of any amendment or supplement thereto); and (ii) since the respective dates as of which information is given in each Memorandum, there shall not have been any change in the capital stock or long-term debt of the Company and its subsidiaries or any other Guarantor, or any change in or effect on or any development having a prospective change in or effect on the business, operations, properties, assets, liabilities, stockholders’ equity, earnings, condition (financial or otherwise), results of operations or management of the Company and its subsidiaries or any other Guarantor, whether or not in the ordinary course of business, otherwise than as set forth in each such Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any such case described in clause (i) or (ii), is, in the sole judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to market the Notes on the terms and in the manner described in the Offering Memorandum (exclusive of any amendment or supplement thereto).

(e)                                  None of the information set forth in the sections of the Offering Memorandum entitled “Use of Proceeds”, “Certain Relationships and Related Party Transactions” and “Business—Government Regulations” shall have changed, if the effect of any such change, individually or in the aggregate, in the sole judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering or the delivery of the Notes on the terms and in the manner described in the Offering Memorandum, exclusive of any amendment or supplement thereto.

(f)                                   The Initial Purchasers shall have received a certificate, dated the Closing Date and in form and substance reasonably satisfactory to the Initial Purchasers, of an executive officer of the Company as to the accuracy of the representations and warranties of the Company and the Guarantors in this Agreement at and as of the Closing Date; that the Company and the Guarantors have performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date; and as to the matters set forth in Section 6(d).

(g)           At the time of execution of this Agreement, the Representatives shall have received from the Chief Financial Officer for U.S. Operations of the Company, a certificate dated the date hereof addressed to the Representatives, in form and substance satisfactory to the Representatives.  On the Closing Date, the Representatives shall have received from the Chief Financial Officer of the Company for U.S. Operations, a certificate dated such date in form and substance satisfactory to the Representatives, to the effect that he reaffirms the statements made in the certificate furnished by him pursuant to the previous sentence of this subsection (g).

(h)           Subsequent to the date hereof, there shall not have been any decrease in the rating of the Notes or any of the Company’s other debt securities by any “nationally recognized statistical rating agency”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and no such organization shall have publicly announced that it has under surveillance or review its ratings of the Notes or any of the Company’s other debt securities or any notice or public announcement given of any intended or potential decrease in any such rating or that any such securities rating agency has under surveillance or review, with possible negative implications, its rating of the Notes.

(i)            The Notes shall be eligible for clearance and settlement through the Depository Trust Company.

(j)            On or before the Closing Date, the Initial Purchasers and Counsel for the Initial Purchasers shall have received such further certificates, documents or other information as they may have reasonably requested from the Company.

7.             Indemnification and Contribution.

(a)           The Company and each Guarantor, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors, officers and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any Initial Purchaser against any losses, claims, damages, liabilities, costs or expenses, joint or several, to which such Initial Purchaser or such other person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Memorandum, the Offering Memorandum, any Issuer Written Communication or any amendment or supplement thereto; or (ii) the omission or alleged omission to state in the Preliminary Memorandum, the Offering Memorandum, any Issuer Written Communication or any amendment or supplement thereto a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and will reimburse, as incurred, each Initial Purchaser and each such other person for any legal or other expenses reasonably incurred by such Initial Purchaser or such other person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum, the Offering Memorandum, any Issuer Written Communication or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such Initial Purchasers through the Representatives specifically for use therein as set forth in Section 11 hereof.

(b)           Each Initial Purchaser, severally and not jointly, will indemnify and hold harmless the Company and the Guarantors and their respective affiliates, directors, officers, employees and each person, if any, who controls any of the Company or the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company, the Guarantors, any such affiliates, directors or officers or such controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Memorandum or any amendment or supplement thereto, or (ii) the omission or alleged omission to state in the Preliminary Memorandum, or the Offering Memorandum, any Issuer Written Communication or any amendment or supplement to any of the foregoing material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written in formation furnished to the Company by the Initial Purchasers through the Representatives specifically for use therein as set forth in Section 11 hereof and, subject to the limitation set forth immediately preceding this clause, will reimburse as incurred, any legal or other expenses reasonably incurred by the Company or the Guarantors or any such affiliates, directors or officers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with, any such loss, claim, damage, liability or action in respect thereof.

(c)           Promptly after receipt by any person to whom indemnity may be available under this Section 7 (the “indemnified party”) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any person from whom indemnity may be sought under this Section 7 (the “indemnifying party”), notify such indemnifying party of the commencement thereof in writing; but the failure so to notify such indemnifying party will (i) not relieve such indemnifying party from any liability under this Section 7 unless and to the extent such failure results in the forfeiture by the indemnifying party of substantive rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided under this Section 7.  In case any such action is brought against any indemnified party, and such indemnified party notifies the relevant indemnifying party of the commencement thereof, such indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, jointly with any other indemnifying party similarly notified, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the named parties in any such action (including impleaded parties) include both the indemnified party and the indemnifying party and the indemnified party shall have concluded, based on advice of outside counsel, that there may be one or more legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party or that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties.  After notice from an indemnifying party to an indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, such indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) such indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the reasonable expenses of more than one separate counsel (in addition to one local counsel in any jurisdiction) for any indemnified person in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances) or (ii) such indemnifying party does not promptly retain counsel reasonably satisfactory to such indemnified party or (iii) such indemnifying party has authorized the employment of counsel for such indemnified party at the expense of the indemnifying party.  After such notice from an indemnifying party to an indemnified party, such indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the written consent of such indemnifying party.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by (i), (ii) or (iii) of the third sentence of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (y) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  An indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threat ened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the indemnified party or any other person that may be entitled to indemnification hereunder is a party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes (i) an unconditional release of the indemnified party and such other persons from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           (i) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 7 is unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (including, without limitation, any legal or other expenses incurred in connection with defending or investigating any action or claim) (or actions in respect thereof) (“Losses”), the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, in order to provide for just and equitable contribution, agree to contribute to the amount paid or payable by such indemnified party as a result of such Losses to which the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, may be subject, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, from the offering of the Notes or (ii) if the allocation provided by the foregoing clause (i) is unavailable for any reason, not only such relative benefits but also the relative fault of the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such Losses.  The relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchasers from the Company in connection with the purchase of the Notes hereunder as set forth in the Final Memorandum.  The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Guarantors or the Initial Purchasers, the parties’ intent, relative knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.  The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation (even if the Initial Purchasers were treated as one entity for such purpose) that does not take into account the equitable considerations referred to above.  Notwithstanding any other provision of this paragraph (d), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total underwriting discounts and commissions received by such Initial Purchaser from the Company in connection with the purchase of the Notes hereunder, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial

Purchasers’ respective obligations to contribute hereunder are several in proportion to their respective obligations to purchase Notes as set forth on Schedule I hereto and not joint.  For purposes of this paragraph (d), each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other person listed in Section 7(a) hereof shall have the same rights to contribution as such Initial Purchaser, and each affiliate, director or officer of the Company or any Guarantor and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company and the Guarantors.

(e)           The obligations of the Company and the Guarantors under this Section 7 shall be in addition to any obligations or liabilities which the Company and the Guarantors may otherwise have and the obligations of the respective Initial Purchasers under this Section 7 shall be in addition to any obligations or liabilities which the Initial Purchasers may otherwise have.

8.             Survival.  The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company and the Guarantors, their respective officers, and the several Initial Purchasers set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, the Guarantors, their respective officers or directors or any controlling person referred to in Section 7 hereof or any Initial Purchaser and (ii) delivery of and payment for the Notes.  The respective agreements, covenants, indemnities and other statements set forth in Sections 5, 7, 8 and 14 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

9.             Termination.

(a)           The Representatives may terminate this Agreement with respect to the Notes by notice to the Company at any time on or prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform in any material respect all obligations and satisfy in any material respect all conditions on its part to be performed or satisfied hereunder at or prior thereto or if, at or prior to the Closing Date (i) trading in securities generally on the New York Stock Exchange, the NASDAQ National Market or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or minimum or maximum prices shall have been established on any such exchange or market; (ii) there has been a material disruption in commercial banking or securities settlement, payment or clearance services in the United States; (iii) a banking moratorium shall have been declared by New York, North Carolina or United States authorities or (iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States, (C) the occurrence of any other calamity or crisis involving the United States or (D) any change in general economic, political or financial conditions which has an effect on the U.S. financial markets that, in the case of any event described in this clause (iv), in the sole judgment of the Representatives, makes it impracticable or inadvisable to proceed with the offer, sale and delivery of the Notes as disclosed in the Preliminary Memorandum or the Offering Memorandum, exclusive of any amendment or supplement thereto.

(b)           Termination of this Agreement pursuant to this Section 9 shall be without liability of any party to any other party except as provided in Sections 5 and 7 hereof.

10.          Defaulting Initial Purchasers.  If, on the Closing Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the non-defaulting Initial Purchasers shall be obligated to purchase the Notes that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on the Closing Date (the “Remaining Notes”) in the respective proportions that the principal amount of the Notes set opposite the name of each non-defaulting Initial Purchaser in Schedule I hereto bears to the total number of the Notes set opposite the names of all the non-defaulting Initial Purchasers in Schedule I hereto; provided, however, that the non-defaulting Initial Purchasers shall not be obligated to purchase any of the Notes on the Closing Date if the total amount of Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on such date exceeds 10% of the total amount of Notes to be purchased on the Closing Date, and no non-defaulting Initial Purchaser shall be obligated to purchase more than 110% of the amount of Notes that it agreed to purchase on the Closing Date pursuant to this Agreement.  If the foregoing maximums are exceeded, the non-defaulting Initial Purchasers, or those other purchasers satisfactory to the Initial Purchasers who so agree, shall have the right, but not the obligation, to purchase, in such proportion as may be agreed upon among them, all the Remaining Notes.  If the non-defaulting Initial Purchasers or other Initial Purchasers satisfactory to the Initial Purchasers do not elect to purchase the Remaining Notes, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company, except that the Company will continue to be liable for the payment of expenses to the extent set forth herein.

Nothing contained in this Agreement shall relieve a defaulting Initial Purchaser of any liability it may have to the Company for damages caused by its default.  If other purchasers are obligated or agree to purchase the Notes of a defaulting or withdrawing Initial Purchaser, the Company or the Representatives may postpone the Closing Date for up to five full business days in order to effect any changes in the Transaction Documents or in any other document or arrangement that, in the opinion of counsel for the Company or Counsel for the Initial Purchasers, may be necessary.

11.          Information Supplied by Initial Purchasers.  The statements set forth in the third sentence of the second paragraph, the second, fourth and fifth sentences of the third paragraph, the second sentence of the sixth paragraph and the seventh paragraph under the heading “Plan of Distribution” in the Preliminary Memorandum, the Offering Memorandum, to the extent such statements relate to the Initial Purchasers, constitute the only information furnished by the Initial Purchasers to the Company for the purposes of Sections 1(a) and 7 hereof.

12.          Notices.  All communications hereunder shall be in writing and, if sent to any of the Initial Purchasers, shall be delivered or sent by mail, telex or facsimile transmission and confirmed in writing to Morgan Stanley & Co. LLC,1585 Broadway, New York, New York 10036, Attention:  High Yield Syndicate Desk with a copy to Legal Department, or to Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: Leverage Debt Capital Markets with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York City, NY 10005, Attention:  Luis Penalver, Esq. and if sent to the Company, shall be delivered or sent by mail, telex or facsimile transmission and confirmed in writing to the Company at 21st Century Oncology, Inc., 2270 Colonial Blvd., Fort Myers, Florida, 33907, Attention:  Corporate Secretary, with a copy to Kirkland & Ellis, 601 Lexington Avenue, New York, New York 10022, Attention:  Joshua N. Korff, Christopher Kitchen and Michael Movsovich.

13.          Successors.  This Agreement shall inure to the benefit of and shall be binding upon the several Initial Purchasers, the Company and the Guarantors and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the several Initial Purchasers, the Company and the Guarantors and their respective successors and legal representatives, and for the benefit of no other person, except that (i) the indemnities of the Company and the Guarantors contained in Section 7 of this Agreement shall also be for the benefit of any person or persons who control any Initial Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 7 of this Agreement shall also be for the benefit of the affiliates, directors and officers of the Company and the Guarantors, and any person or persons who control the Company or the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.  No purchaser of Notes from any Initial Purchaser shall be deemed a successor to such Initial Purchaser because of such purchase.

14.          Applicable Law.  This Agreement shall be governed by the laws of the State of New York.

15.          Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)           All judicial proceedings arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York, which jurisdiction is exclusive, and the Company and the Guarantors hereby consent to the jurisdiction of such courts.

(b)           Each party agrees that any service of process or other legal summons in connection with any Proceeding may be served on it by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, postage prepaid, addressed to the served party at its address as provided for in Section 12 hereof.  Nothing in this Section shall affect the right of the parties to serve process in any other manner permitted by law.

(c)           Each of the Company and the Guarantors hereby waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.  Each of the Company and the Guarantors agrees that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts in the jurisdiction of which it is or may be subject, by suit upon such judgment.

16.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The remainder of this page is intentionally left blank.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute an agreement binding the Company, the Guarantors and the Initial Purchasers.

Very truly yours,

21ST CENTURY ONCOLOGY, INC.

By:	/s/ Frank English
Name:	Frank English
Title:	Vice President and Treasurer

GUARANTORS

21C East Florida, LLC

21st Century Oncology Management Services, Inc.

21st Century Oncology of Alabama, LLC

21st Century Oncology of Harford County, Maryland L L C

21st Century Oncology of Jacksonville, LLC

21st Century Oncology of Kentucky, LLC

21st Century Oncology of New Jersey, Inc.

21st Century Oncology of Pennsylvania, Inc.

21st Century Oncology of Prince Georges County, Maryland, LLC

21st Century Oncology of South Carolina, LLC

21st Century Oncology of Washington, LLC

21st Century Oncology Services, LLC

21st Century Oncology Holdings, Inc.

21st Century Oncology, LLC

AHLC, LLC

American Consolidated Technologies, L.L.C.

Arizona Radiation Therapy Management Services, Inc.

Asheville CC, LLC

Atlantic Urology Clinics, LLC

Aurora Technology Development, LLC

Berlin Radiation Therapy Treatment Center, LLC

California Radiation Therapy Management Services, Inc.

Carepoint Health Solutions, LLC

Carolina Radiation and Cancer Treatment Center, LLC

Carolina Regional Cancer Center, LLC

Derm-Rad Investment Company, LLC

Devoto Construction of Southwest Florida, Inc.

Financial Services of Southwest Florida, LLC

Fountain Valley & Anaheim Radiation Oncology Centers, Inc.

Gettysburg Radiation, LLC

Goldsboro Radiation Therapy Services, LLC

Jacksonville Radiation Therapy Services, LLC

Maryland Radiation Therapy Management Services, LLC

Michigan Radiation Therapy Management Services, Inc.

Nevada Radiation Therapy Management Services, Incorporated

New England Radiation Therapy Management Services, Inc.

New York  Radiation  Therapy Management Services, LLC

North Carolina Radiation Therapy Management Services, LLC

OnCure Holdings, Inc.

OnCure Medical Corp.

Phoenix Management Company,  LLC

Radiation Therapy School For Radiation Therapy Technology, Inc.

Radiation Therapy Services International, Inc.

RVCC, LLC

Sampson Accelerator, LLC

Sampson Simulator, LLC

U.S. Cancer Care, Inc.

USCC Florida Acquisition LLC

West Virginia Radiation Therapy Services, Inc.

By:	/s/ Frank English
Name:	Frank English
Title:	Treasurer

Palms West Radiation Therapy, L.L.C.

By:	21st Century Oncology, LLC
Its Sole Member

By:	/s/ Frank English
Name:	Frank English
Title:	Treasurer

21st Century of Florida Acquisition, LLC

By:	/s/ Frank English
Name:	Frank English
Title:	Vice President and Treasurer

Accepted as of the date hereof.
MORGAN STANLEY & CO. LLC
DEUTSCHE BANK SECURITIES INC.

Acting severally on behalf of themselves
and the several Initial Purchasers named
in Schedule I hereto

By:	MORGAN STANLEY & CO. LLC

By:	/s/ Nehal Abdel Hakim
Name:	Nehal Abdel Hakim
Title:	Authorized Signatory

By:	DEUTSCHE BANK SECURITIES INC.

By:	/s/ William Frauen
Name:	William Frauen
Title:	Managing Director

By:	/s/ Michael Fogliano
Name:	Michael Fogliano
Title:	Director

SCHEDULE I

INITIAL PURCHASERS

Initial Purchaser	Aggregate Principal Amount of Notes to be Purchased from the Company
Morgan Stanley & Co. LLC	$138,600,000
Deutsche Bank Securities Inc.	$118,800,000
KeyBanc Capital Markets Inc.	$63,000,000
HSBC Securities (USA) Inc.	$39,600,000
Total:	$360,000,000

S-IV-1

SCHEDULE II

GUARANTORS

21C East Florida, LLC

21st Century of Florida Acquisition, LLC

21st Century Oncology Management Services, Inc.

21st Century Oncology of Alabama, LLC

21st Century Oncology of Harford County, Maryland L L C

21st Century Oncology of Jacksonville, LLC

21st Century Oncology of Kentucky, LLC

21st Century Oncology of New Jersey, Inc.

21st Century Oncology of Pennsylvania, Inc.

21st Century Oncology of Prince Georges County, Maryland, LLC

21st Century Oncology of South Carolina, LLC

21st Century Oncology of Washington, LLC

21st Century Oncology Services, LLC

21st Century Oncology Holdings, Inc.

21st Century Oncology, LLC

AHLC, LLC

American Consolidated Technologies, L.L.C.

Arizona Radiation Therapy Management Services, Inc.

Asheville CC, LLC

Atlantic Urology Clinics, LLC

Aurora Technology Development, LLC

Berlin Radiation Therapy Treatment Center, LLC

California Radiation Therapy Management Services, Inc.

Carepoint Health Solutions, LLC

Carolina Radiation and Cancer Treatment Center, LLC

Carolina Regional Cancer Center, LLC

Derm-Rad Investment Company, LLC

Devoto Construction of Southwest Florida, Inc.

Financial Services of Southwest Florida, LLC

Fountain Valley & Anaheim Radiation Oncology Centers, Inc.

Gettysburg Radiation, LLC

Goldsboro Radiation Therapy Services, LLC

Jacksonville Radiation Therapy Services, LLC

Maryland Radiation Therapy Management Services, LLC

Michigan Radiation Therapy Management Services, Inc.

Nevada Radiation Therapy Management Services, Incorporated

New England Radiation Therapy Management Services, Inc.

New York  Radiation  Therapy Management Services, LLC

North Carolina Radiation Therapy Management Services, LLC

OnCure Holdings, Inc.

OnCure Medical Corp.

Palms West Radiation Therapy, L.L.C.

Phoenix Management Company,  LLC

S-IV-1

Radiation Therapy School For Radiation Therapy Technology, Inc.

Radiation Therapy Services International, Inc.

RVCC, LLC

Sampson Accelerator, LLC

Sampson Simulator, LLC

U.S. Cancer Care, Inc.

USCC Florida Acquisition LLC

West Virginia Radiation Therapy Services, Inc.

S-IV-2

SCHEDULE III

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Formation
21C East Florida, LLC	DE
21st Century of Florida Acquisition, LLC	DE
21st Century Oncology and Our Lady of Lourdes Management Company, LLC	NJ
21st Century Oncology Management Services, Inc.	FL
21st Century Oncology of Alabama, LLC	AL
21st Century Oncology of Harford County, Maryland LLC	MD
21st Century Oncology of Jacksonville, LLC	FL
21st Century Oncology of Kentucky, LLC	KY
21st Century Oncology of New Jersey, Inc.	NJ
21st Century Oncology of Pennsylvania, Inc.	PA
21st Century Oncology of Prince Georges County, Maryland, LLC	MD
21st Century Oncology of South Carolina, LLC	SC
21st Century Oncology of Washington, LLC	WA
21st Century Oncology Services, LLC	DE
21st Century Oncology, Inc. f/k/a Radiation Therapy Services, Inc.	FL
21st Century Oncology, LLC	FL
AHLC, LLC	NC
American Consolidated Technologies, L.L.C.	MI
Arizona Radiation Therapy Management Services, Inc.	AZ
Asheville CC, LLC	DE
Associates in Radiation Oncology Services, LLC	FL
Atlantic Urology Clinics, LLC	SC
Aurora Technology Development, LLC	DE
Berlin Radiation Therapy Treatment Center, LLC	MD
Boca Oncology Partners, LLC	FL
Boca Radiation Oncology, LLC	FL
Boynton Beach Radiation Oncology, L.L.C.	FL
Boynton Beach Real Estate, LLC	FL
California Radiation Therapy Management Services, Inc.	CA
Carepoint Health Solutions, LLC	DE
Carolina Radiation and Cancer Treatment Center, LLC	NC
Carolina Regional Cancer Center, LLC	SC
Charlotte Community Radiation Oncology, Inc.	FL
Coastal Oncology, Inc.	CA
CyberKnife Center of South Florida, LLC	FL
Derm-Rad Investment Company, LLC	FL
Devoto Construction of Southwest Florida, Inc.	FL
East Bay Comprehensive Cancer Care, LLC	RI
Englewood Oncology, Inc.	FL
Financial Services of Southwest Florida, LLC	FL

S-IV-1

Name of Subsidiary	Jurisdiction of Incorporation or Formation
Fountain Valley & Anaheim Radiation Oncology Centers, Inc.	CA
Gettysburg Radiation, LLC	PA
Goldsboro Radiation Therapy Services, LLC	NC
Interhealth Facility Transport, Inc.	FL
Jacksonville Radiation Therapy Services, LLC	FL
JAXPET, LLC	FL
JAXPET/Positech, LLC	FL
Manatee Radiation Oncology, Inc.	FL
Maryland Radiation Therapy Management Services, LLC	MD
MD International Investments, LLC	DE
Medical Developers, LLC	FL
Mica Flo II, Inc.	DE
Michigan Radiation Therapy Management Services, Inc.	MI
Mission Viejo Radiation Oncology Medical Group, Inc.	CA
Nevada Radiation Therapy Management Services, Incorporated	NV
New England Radiation Therapy Management Services, Inc.	MA
New York Radiation Therapy Management Services, LLC	NY
North Carolina Radiation Therapy Management Services, LLC	NC
OnCure Holdings, Inc.	DE
OnCure Medical Corp.	DE
Palms West Radiation Therapy, L.L.C.	FL
Phoenix Management Company, LLC	MI
Radiation Oncology Center, LLC	CA
Radiation Therapy School for Radiation Therapy Technology, Inc.	FL
Radiation Therapy Services International, Inc.	FL
RVCC, LLC	NC
Sampson Accelerator, LLC	NC
Sampson Simulator, LLC	NC
Santa Cruz Radiation Oncology Medical Group, Inc.	CA
Sarasota County Oncology, Inc.	FL
Sarasota Radiation & Medical Oncology Center, Inc.	FL
SFRO Holdings, LLC	FL
SFRO WRMC, LLC	FL
South Florida Medicine, LLC	FL
South Florida Radiation Oncology Coconut Creek, LLC	FL
South Florida Radiation Oncology in Wellington, LLC	FL
South Florida Radiation Oncology Jupiter, LLC	FL
South Florida Radiation Oncology, LLC	FL
South Florida Radiation Oncology Miami, LLC	FL
South Florida Radiation Oncology PSL, LLC	FL
South Florida Radiation Oncology WPB, LLC	FL
Southern New England Regional Cancer Center, LLC	RI
Treasure Coast Medicine, LLC	FL
Treasure Coast Radiation Oncology, LLC	FL
U.S. Cancer Care, Inc.	DE
USCC Acquisition Corp.	DE

S-IV-2

Name of Subsidiary	Jurisdiction of Incorporation or Formation
USCC Florida Acquisition LLC	DE
USCC Healthcare Management Corp	CA
Venice Oncology Center, Inc.	FL
West Virginia Radiation Therapy Services, Inc.	WV
Braquiterapia Buenos Aires, S.A.	Argentina
Ceditrin Centro de Diagnostico y Tratamiento Integral,S.R.L.	Argentina
Centro de Diagnostico y Tratamiento, S.A.	Argentina
Centro de Estudio y Tratamiento Oncologico, S.A.	Argentina
Centro de Oncologia y Radioterapia Mar del Plata, S.R.L.	Argentina
Centro de Radiaciones de la Costa, S.A.	Argentina
Centro de Radioterapia San Juan, S.A.	Argentina
Centro de Radioterapia Siglo XXI, S.A.	Argentina
Centro Medico Avellaneda, S.A.	Argentina
Centro Oncológico de las Sierras, S.A.	Argentina
Centro Privado de Oncologia y Radioterapia, S.R.L.	Argentina
Cito Centro de Interconsulta y Tratamiento Oncologico, S.A.	Argentina
Emprendimientos Médicos Tecnológicos, S.A.	Argentina
EMTRO, S.A.	Argentina
Instituto de Radiaciones Salta, S.R.L.	Argentina
Instituto Medico Dean Funes, S.A.	Argentina
Instituto Privado de Radioterapia Cuyo, S.A.	Argentina
Terapia Radiante, S.A.	Argentina
Vidt Centro Médico, S.R.L.	Argentina
Centro de Radioterapia Los Mangales, S.A.	Bolivia
SEB do Brazil Consltoria, Ltda	Brasil
Seculo 21 Radioterapia Servicos, Ltda	Brasil
Centro Médico de Radioterapia Irazu, S.A.	Costa Rica
Centro Avanzado de Radioterapia Savia Care, S.R.L.	Dominican Republic
Centro de Radioterapia del Cibao, S.A.	Dominican Republic
Centro de Radioterapia IORC, S.R.L.	Dominican Republic
Centro de Radioterapia y Oncología Integral, S.A.	Dominican Republic
Great City Investment, S.R.L.	Dominican Republic
Servicios y Soluciones Medicas, S.A.	El Salvador
Centro Internacional de Oncologia, S.A.	Guatemala
Clinica de Radioterapia La Asuncion, S.A.	Guatemala
Clinica de Radioterapia de Occidente S.A., de C.V.	Mexico
Radioterapia y Cancer Care S.A., de C.V.	Mexico
21st Century Oncology Holdings, B.V.	Netherlands
Herald Holdings, B.V.	Netherlands
Medical Developers Cooperatief, U.A.	Netherlands
Medical Developers Holdings, B.V.	Netherlands

S-IV-3